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                                                                 Exhibit (a)(1)

                      UNITED INVESTORS GROWTH PROPERTIES II
                                55 Beattie Place
                        Greenville, South Carolina 29602


                                  July 16, 1999

Dear Limited Partner:

         You should have recently received a letter from Bond Purchase, L.L.C. ("Bond"), a group apparently operating out of Midwestern post office box, asking you if you "Are wondering what is going on?"

         HERE IS WHAT IS GOING ON. At this point you should have received two offers to purchase your limited partnership interest ("Units") in United Investors Growth Properties II (the "Partnership"). One offer is from us, an affiliate of the General Partner, and the other offer is from Bond. The following table summarizes the two offers:

                                                  AIMCO Offer                               Bond Offer
                                                  -----------                               ----------

Purchase Price:                     $93.  THAT IS IF YOU OWN 5 UNITS,        $91, less $100 per transfer.  THAT
                                    YOU WILL RECEIVE $465                    IS, IF YOU OWN 5 UNITS, YOU WILL
                                                                             RECEIVE $355

Number of Units Sought:             9,297.45 Units                           A maximum of 500 Units

Taxable Transaction:                Yes                                      Yes

Expiration Date of Offer:           July 30, 1999, unless extended           July 30, 1999 unless extended


         HERE IS WHAT IS GOING ON. One offer, the AIMCO Offer, provides detailed information relating to the Partnership's properties and operations. One offer, the Bond Offer, is a two page generic document which provides no information regarding the Partnership's properties and its operations.

         HERE IS WHAT IS GOING ON. The Partnership is required by the rules of the Securities and Exchange Commission to make a recommendation whether you should accept or reject AIMCO's Offer and/or Bonds' Offer, or whether the Partnership is remaining neutral with respect to one or both of the Offers. Due to its affiliation with AIMCO, the Partnership making no recommendation and is remaining neutral as to whether limited partners should tender their Units pursuant to the Offers. The Partnership does believe, however, that Limited Partners who desire to presently liquidate their interest in the Partnership should tender their Units for the greatest purchase price available.

         If you previously tendered your Units and desire to withdraw your tender, you may do so by forwarding a Notice of Withdrawal to the appropriate party. Please note that you may only withdraw your tender of Units in the current Offers. Any Units tendered in previous tenders and accepted for payment may not be withdrawn.



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         If you have any questions, please contact Corporate Investor
Communications at (877) 460-2557.



                                   Sincerely,


                                   UNITED INVESTORS GROWTH PROPERTIES II



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